Exhibit 99.1
NR6-083
Evaluation of Doxepin 3 and 6 mg in a 35-day Trial of Adults with
Primary Insomnia Following Treatment Discontinuation
Alan Lankford,1 Andrew Krystal,2 Philip Jochelson,3 Roberta Rogowski,3 H. Heith Durrence,3 Jeffrey Kittrelle,4 Thomas Roth5
1Sleep Disorders Center of Georgia, 2Duke University Medical Center, 3Somaxon Pharmaceuticals, 4Specialty Pharma Consulting, 5Henry Ford Sleep Disorders Center
The following information concerns a use that has not been approved by the U.S. Food and Drug Administration.
ABSTRACT
Introduction: One of the concerns with insomnia medications is rebound insomnia. This study evaluated the effects of discontinuing doxepin (DXP), a selective H1 antagonist at the doses studied, after 5 weeks of treatment.
Methods: Adults meeting DSM-IV-TR criteria for primary insomnia were randomly assigned to nightly doses of DXP 3 mg (N=75), 6 mg (N=73) or placebo (PBO; N=73) for 35 days, followed by 2 nights of single-blind placebo to evaluate discontinuation (DC) effects. A total of 203 patients (67 PBO, 68 DXP 3 mg, 68 DXP 6 mg) had discontinuation data. Rebound insomnia was primarily defined as ≥35 minute increase in wake after sleep onset (WASO) compared to baseline. Withdrawal symptoms were assessed using the Benzodiazepine Withdrawal Symptom Questionnaire (BWSQ) and spontaneously reported adverse events.
Results: Mean WASO remained improved relative to baseline for DXP 3 mg and 6 mg on the 1st DC night (PBO=21 minutes; DXP 3 mg=18 minutes; DXP 6 mg=24 minutes), with sustained improvement on the 2nd DC night. Additionally, the incidence of rebound insomnia was similar across groups. Across the two nights, rebound insomnia based on WASO was experienced by 1% of the PBO group, 1% of the DXP 3 mg group, and 4% of the DXP 6 mg group. The mean change in the BWSQ was similar across groups. Approximately 8% of patients in each treatment group experienced an adverse event (AE) during the 2 night DC period. There was no evidence of physical dependence, withdrawal syndrome, or worsening insomnia.
Conclusions: As previously reported, administration of DXP 3 mg and 6 mg in adults with chronic primary insomnia appeared to result in significant and clinically meaningful effects on sleep onset, sleep maintenance, and prevention of early morning awakenings that generally were sustained across the treatment period. After discontinuation of DXP treatment, the sleep improvements observed in this study were not followed by rebound insomnia or withdrawal effects.
INTRODUCTION AND METHODS
One of the concerns with some of the currently available prescription insomnia medications is rebound insomnia and withdrawal effects upon treatment discontinuation.1 DXP, a potent and selective H1 antagonist at doses of 1 mg, 3 mg, and 6 mg,2,3 has demonstrated significant sleep promoting effects at these low doses.4 The present study evaluated subjects following discontinuation of DXP 3 mg and 6 mg after 35 nights of continuous treatment; the potential for discontinuation effects has not previously been evaluated for DXP at these low doses.
Objective and Study Design
This was a randomized, double-blind, placebo-controlled, parallel-group study designed to assess the efficacy and safety of DXP in adults with chronic primary insomnia. This study also evaluated the potential for rebound insomnia and/or withdrawal effects following discontinuation of DXP 3 mg and 6 mg.
Subjects: Subjects were 18 to 64 years of age with at least a 3-month history of primary insomnia.
Assessment of Rebound Insomnia and Withdrawal Effects: At baseline, subjects received single-blind PBO and underwent 2 nights of 8-hour PSG recording. During the double-blind (DB) period, subjects received DB study drug for 35 consecutive nights and underwent 2 nights of 8-hour PSG recording at each study visit. During the DC period (N36 and N37) immediately following the final night of at-home DB dosing (N35), subjects received single-blind PBO and underwent 2 nights of 8-hour PSG recording. Rebound insomnia was evaluated primarily as the change in WASO from baseline to N36 and N37, and also defined as the percentage of subjects with a ≥ 35 minute increase in WASO, a ≥ 20 minute increase in LPS, or a ≥ 30 minute decrease in TST, all compared to baseline. Withdrawal symptoms were assessed during the DC period and included the BWSQ scores, vital signs, and spontaneously reported AEs. Withdrawal was defined as the emergence of ≥ 3 new symptoms during the DC period on the BWSQ. AEs occurring during the DC period were reviewed for events that might signal withdrawal and/or rebound insomnia. A study schematic is provided in Figure 1.
Figure 1. Study Schematic

STATISTICS
Analyses of discontinuation effects for PSG variables included all subjects who received single-blind PBO during the DC period and had PSG data at baseline and N36. Analyses of withdrawal effects on the BWSQ included all subjects who completed assessments at N36 and the Final Study Visit. Descriptive statistics are presented for the variables assessed during the DC period.
DEMOGRAPHICS AND DISPOSITION
A total of 203 subjects (67 PBO, 68 DXP 3 mg, and 68 DXP 6 mg) had discontinuation data (Table 1). The mean age of the overall sample was 44.5 years, and the study included more women (73%) than men (27%). Subjects were Caucasian (48%), African American (33%), Hispanic (16%), Asian (1%), and Other (2%).
PSG PARAMETERS
As previously reported, administration of DXP 3 mg and 6 mg in adults with chronic primary insomnia appeared to result in significant and clinically meaningful effects on sleep onset, sleep maintenance, and prevention of early morning awakenings that generally were sustained across the treatment period. Mean WASO remained improved relative to baseline for DXP 3 mg and 6 mg on N36, the 1st DC night, with sustained improvement on N37, the 2nd DC night (Figures 2 and 3). Additionally, the percentage of subjects meeting PSG-defined rebound insomnia criteria based on PSG data was similar across groups. Across the two nights, rebound insomnia (based on WASO criteria) was experienced by 1% of the PBO group, 1% of the DXP 3 mg group, and 4% of the DXP 6 mg group (Table 2).
Table 1. Summary of Subject Disposition

	Placebo	DXP 3 mg	DXP 6 mg
Disposition	(N=73)	(N=75)	(N=73)

Completed Double-blind Treatment Period	67 (88%)	68 (88%)	68 (89%)

Withdrawals due to AE in DB Period	0 (0%)	1 (1%)	3 (4%)

Entered Discontinuation Period	67 (88%)	68 (88%)	68 (89%)
Note: Disposition data derived from data set including all randomized subjects.
Figure 2. WASO Evaluation Following DXP Discontinuation (DC)
Figure 3. Evaluation of Change in WASO from Baseline Following DXP Discontinuation (DC)
Table 2. Rates of Rebound Insomnia Based on WASO, LPS, and TST Data at N36 and Across Both Nights

		Placebo	DXP 3 mg	DXP 6 mg

WASO:	DC N1 (N36)	6 (9%)	10 (15%)	7 (10%)
Change from	DC N1 and N2	1 (1%)	1 (1%)	3 (4%)
baseline ≥35 minutes	(N36 and 37)

LPS:	DC N1 (N36)	4 (6%)	7 (10%)	8 (12%)
Change from	DC N1 and N2	0 (0%)	3 (4%)	2 (3%)
baseline ≥20 minutes	(N36 and 37)

TST:	DC N1 (N36)	5 (7%)	9 (13%)	6 (9%)
Change from	DC N1 and N2	0 (0%)	3 (4%)	2 (3%)
baseline ≤-30 minutes	(N36 and 37)

WITHDRAWAL ASSESSMENT PARAMETERS
There was a low incidence of AEs reported during the DC period. Approximately 8% of patients in each of the 3 groups experienced an AE during the DC period (Table 3). A review of the AEs occurring during the DC period revealed no evidence of physical dependence, withdrawal syndrome, or worsening insomnia. Additionally, BWSQ data indicated no evidence of withdrawal syndrome. There were only 2 subjects (1 in PBO group, 1 in DXP 3 mg group) that experienced at least three new symptoms on the BWSQ, the predetermined withdrawal criteria. The mean BWSQ total scores from N36 to N38 were very low overall (PBO=0.6, DXP 3 mg=0.8, DXP 6 mg=0.4), and similar across the treatment groups.
Table 3. Summary of Adverse Events Reported by >2% of Subjects in any Treatment Group

	Placebo	DXP 3 mg	DXP 6 mg
	(N=73)	(N=75)	(N=73)

OVERALL	27%	35%	32%

DC Period Adverse Events	8%	8%	8%

Nausea	0%	0%	4%

Vomiting	0%	0%	3%

Headache	3%	1%	0%

Note: These data were derived from the safety analysis set, which included all randomized subjects who received DB study drug.
RESULTS SUMMARY
In this study:
•	Discontinuation of DXP 3 mg and 6 mg after 35 consecutive nights of treatment did not appear to lead to rebound insomnia
–	Mean WASO was improved relative to baseline on N36 and N37, with similar values on both nights

–	Rebound rates were low and comparable to PBO
•	There was no evidence of physical dependence, withdrawal syndrome, or reports of worsening insomnia
–	BWSQ data indicated no evidence of withdrawal syndrome
•	There was no emergence of CNS or psychiatric AEs after DXP discontinuation

•	There was no evidence of a dose-response relationship from 3 mg to 6 mg in discontinuation effects
CONCLUSIONS
As previously reported for this study, administration of DXP 3 mg and 6 mg in adults with chronic primary insomnia appeared to result in significant and clinically meaningful effects on sleep onset, sleep maintenance, and prevention of early morning awakenings that generally were sustained across the treatment period. After discontinuation of DXP treatment, the sleep improvements observed in this study were not followed by rebound insomnia or withdrawal effects.
REFERENCES
1.	Hajak G, Clarenbach P, Fischer W, et al. Rebound insomnia after hypnotic withdrawal... Eur Arch Psychiatry Clin Neurosci 1998;248:148-56

2.	Richelson E. Pharmacology of antidepressants. Mayo Clin Proc 2001;76:511-527

3.	Somaxon Pharmaceuticals, Inc. In vitro pharmacological profile of doxepin.... Data on file

4.	Roth T, Rogowski R, Hull S, et al. Efficacy and safety of doxepin 1, 3 and 6 mg... Sleep 2007;30: 1555-1561
The research reported here was supported by Somaxon Pharmaceuticals, Inc.

NR6-084
Efficacy of Doxepin 3 and 6 mg on Early Morning Awakenings
in Adults with Primary Insomnia
Andrew Krystal,1 Alan Lankford,2 Philip Jochelson,3 H. Heith Durrence, 3 Roberta Rogowski,3 Jeffrey Kittrelle,4 Thomas Roth5
1Duke University Medical Center, 2 Sleep Disorders Center of Georgia, 3Somaxon Pharmaceuticals, 4Specialty Pharma Consulting, 5Henry Ford Sleep Disorders Center
The following information concerns a use that has not been approved by the U.S. Food and Drug Administration.
ABSTRACT
Introduction: Chronic insomnia often is accompanied by waking too early and being unable to return to sleep. Though early morning awakenings are a core symptom of DSM-IV insomnia, they are seldom addressed in sleep trials. The present analysis examined the impact of doxepin (DXP), a selective H1 antagonist at the doses studied, on parameters associated with this symptom.
Methods: Selected endpoints from a randomized, double-blind, placebo-controlled study of adults with insomnia are reported. Patients reported ≥ 3 months of DSM-IV-TR insomnia. Patients were randomly assigned to nightly doses of DXP 3 mg (N=75), 6 mg (N=73) or placebo (PBO; N=73) for 35 days. Efficacy was evaluated with polysomnography (PSG) over multiple 8-hr periods; data averaged across the double-blind (DB) period are reported. PSG measures of early morning awakenings included wake time after sleep (WTAS), sleep efficiency in the last quarter-of-the-night (SE-LQN) and SE in hour 8. Next-day residual effects were assessed using the Digit Symbol Substitution Test (DSST), the Symbol Copying Test (SCT), and a Visual Analog Scale (VAS) for sleepiness.
Results: SE-LQN, SE in hour 8, and WTAS were all significantly improved at the DXP 3 mg and 6 mg doses across the DB period. In terms of next-day residual effects, there were no significant group differences in the DSST, SCT, or VAS at any timepoint during the trial.
Conclusions: In adults with chronic insomnia, DXP 3 mg and 6 mg significantly improved PSG parameters associated with early morning awakenings, a prevalent but neglected symptom. These improvements were sustained through the final hour of the night with no next-day residual effects. These data suggest that DXP 3 mg and 6 mg are effective at preventing early morning awakenings without causing next-day residual effects.
INTRODUCTION AND METHODS
Chronic insomnia often is accompanied by waking too early and being unable to return to sleep. Though it is a core symptom of DSM-IV insomnia, it is seldom addressed in sleep trials. Additionally, it is often assumed to be a problem that occurs predominantly in the elderly. Recent evidence, however, indicates that difficulty with early morning awakenings is a pervasive problem across all age groups.1
DXP, a potent and selective H1 antagonist at doses of 1 mg, 3 mg, and 6 mg,2,3 has demonstrated significant efficacy in preventing early morning awakenings at these low doses.4 The present analyses examined the efficacy of DXP 3 mg and 6 mg on parameters associated with early morning awakenings in adults with chronic insomnia.
Objective and Study Design
This was a randomized, double-blind, placebo-controlled, parallel-group study designed to assess the efficacy and safety of two dose levels of DXP, 3 mg and 6 mg, in subjects with chronic primary insomnia and sleep maintenance difficulties.
Subjects: Subjects were 18 to 64 years of age with at least a 3-month history of primary insomnia, who reported experiencing ≥ 60 minutes of wake time after sleep onset, ≥ 20 minutes of latency to sleep onset, and ≤6.5 hours of total sleep time (TST) on at least 4 of 7 consecutive nights prior to PSG screening. PSG screening criteria included a mean wake-time-during-sleep of ≥60 minutes on both PSG screening nights, with neither night <45 minutes, a TST >240 minutes and ≤ 400 minutes on both nights, and latency to persistent sleep >10 minutes on both nights.
Assessment of Efficacy and Safety: At each study visit during the 5-week DB period, subjects underwent 8-hour PSG recording. Selected efficacy and safety parameters from this study that may be associated with early morning awakenings are reported. PSG variables associated with early morning awakenings included WTAS, SE-LQN, and SE in hour 8. WTAS is defined as the amount of time spent awake after the final awakening until the end of the 8-hour recording; SE is defined as the ratio of TST to total time spent in bed (8 hours in this trial), multiplied by 100. Data averaged across the DB period (N1, N15, and N29) are reported for these PSG variables. Safety assessments included vital signs, physical examinations, neurological assessments, 12-lead electrocardiograms, clinical laboratory assessments, and assessments of adverse events (AEs). Because efficacy in preventing early morning awakenings by definition occurs mainly at the end of the night, next-day residual effects are presented. These assessments included the DSST, SCT, and a VAS scale assessing sleepiness. These residual effects were assessed the following morning, approximately 1 hour after the end of PSG recording.

STATISTICS
Efficacy analyses were conducted using the Intent-to-Treat analysis set; this set included all randomized subjects who received at least one dose of DB study drug and had WASO data on N1. Analysis of covariance (ANCOVA) methods were used to compare mean values across the DB period for each PSG variable between PBO, DXP 3 mg, or DXP 6 mg, using a model that included main effects for treatment and study center with the baseline value as the covariate. For the DSST, SCT, and VAS measures, the mean changes from pre-dose on the 1st night in the sleep laboratory (N1, N15, and N29) to the average of the assessments on the two following mornings (Days 2-3, Days 16-17, and Days 30-31) were compared among treatments using an ANCOVA model that included main effects for treatment and study center with the 1st night value as a covariate.
DEMOGRAPHICS AND DISPOSITION
A total of 229 subjects met eligibility criteria and were randomized into the study, with 203 (89%) completing the study. Of the 26 subjects (11%) who discontinued the study, 8 did so prior to receiving double-blind study drug. Early termination rates (Table 1) and baseline characteristics were comparable across treatment groups. The mean age was 44.5 years, and the study included more women (73%) than men (27%). Subjects were Caucasian (48%), African American (33%), Hispanic (16%), Asian (1%), and Other (2%).
EFFICACY RESULTS
SE in the last quarter-of-the-night was significantly improved at the DXP 3 mg and 6 mg doses versus PBO across the DB period (Figure 1). SE in hour 8 was significantly improved at the DXP 3 mg and 6 mg doses across the DB period (Figure 2). WTAS was significantly improved at the DXP 3 mg and 6 mg doses across the DB period (Figure 3).

Table1.	Summary of Subject Disposition with Key Reasons for Withdrawal

Disposition	Placebo	DXP 3 mg	DXP 6 mg
(Overall N=229)	(N=76)	(N=77)	(N=76)

Withdrew during Single-blind Placebo (prior to receiving DB study drug)	3 (4%)	2 (2%)	3 (4%)

Withdrew during	6 (8%)	7 (9%)	5 (7%)
DB Treatment Period

Adverse Event	0 (0%)	1 (1%)	3 (4%)

Noncompliance	2 (3%)	2 (3%)	2 (3%)

Consent Withdrawn	2 (3%)	1 (1%)	0 (0%)

Note: Disposition data were derived from data set including all randomized subjects.
Figure 1. SE% in the Last Quarter of the Night Across the DB Period
Figure 2. SE% In Hour 8 Across the DB Period
Figure 3. WTAS Across the DB Period

SAFETY
Twenty subjects (27%) experienced at least one treatment-emergent AE in the PBO group, 26 subjects (35%) in the DXP 3 mg group, and 23 subjects (32%) in the DXP 6 mg group. The most common AEs reported were headache (PBO 10%; DXP 3 mg 5%; DXP 6 mg 0%), somnolence/sedation, and nausea (Table 2). There were no clinically relevant changes in laboratory parameters, vital signs, physical examinations, or ECGs. In terms of next-day residual effects, there were no significant group differences in the DSST, SCT, or VAS at any timepoint during the trial (Table 3).

Table 2.	Summary of Adverse Events Reported by >2% of Subjects in Any Treatment Group and > Placebo

	Placebo	DXP 3 mg	DXP 6 mg
	(N=73)	(N=75)	(N=73)

OVERALL	27%	35%	32%

Somnolence/Sedation	5%	9%	8%

Nausea	0%	4%	5%

Upper Respiratory Tract Infection	1%	3%	1%

Blood Glucose Increased	0%	3%	0%

Vomiting	1%	0%	3%

Note: These data were derived from the safety analysis set, which included all randomized subjects who received DB study drug.
Table 3. Summary of Next-day Residual Effects on N1 and N29

	PBO	DXP 3 mg	DXP 6 mg

DSST Score (SD)	61.8 (10.5)	59.3 (13.0)	59.7 (15.0)
p-value		0.3954	0.0524
SCT Score (SD) Night 1	117.8 (20.6)	114.2 (25.3)	117.8 (25.7)
p-value		0.6168	0.1621
VAS Score (SD)	42.9 (21.8)	43.4 (22.8)	48.6 (24.6)
p-value		0.9380	0.8791

DSST Score (SD)	63.8 (13.0)	60.8 (15.5)	62.9 (13.3)
p-value		0.9980	0.9999
SCT Score (SD) Night 29	121.4 (25.3)	112.5 (24.4)	119.7 (27.2)
p-value		0.3136	0.7543
VAS Score (SD)	37.6 (24.7)	42.4 (22.1)	39.2 (23.1)
p-value		0.3230	0.7817

Note: Lower score=more sedation on DSST and SCT; reverse is true for VAS; p-value comparison was determined using an
         ANCOVA with the predose value as a covariate.
RESULTS SUMMARY
In this study:
•	DXP 3 mg and 6 mg demonstrated efficacy across the DB treatment period in preventing early morning awakenings as measured by SE in the last quarter-of-the-night, SE in hour 8, and WTAS

•	The efficacy in preventing early morning awakenings was not accompanied by residual effects the following morning

•	DXP 3 mg and 6 mg were well-tolerated

- Rates of somnolence/sedation, although higher in the DXP groups, were reported by <10% of patients in any group
CONCLUSIONS
In this study of adults with chronic primary insomnia, administration of DXP 3 mg and 6 mg resulted in significant improvements on PSG parameters associated with early morning awakenings across the DB period. The efficacy in preventing early morning awakenings in this study is notable, given that this component of chronic primary insomnia is prevalent but seldom addressed. These improvements were sustained through the final hour of the night with no next-day residual effects. The absence of residual effects combined with efficacy through hour 8 is an intriguing finding. These results suggest that the efficacy of DXP at these doses may be due in part to a combination of the potency and selectivity of DXP for H1, and the effects of the endogenous opponent processes that are theorized to influence the sleep-wake cycle.5 Both doses were well-tolerated, with no reports of complex sleep behaviors, amnesia or anticholinergic effects. These data suggest that DXP 3 mg and 6 mg reduce the duration of and may prevent early morning awakenings, a novel finding in the insomnia treatment literature for a drug with no observed next-day residual effects.
REFERENCES
1.	National Sleep Foundation. 2005 Sleep in America Poll

2.	Richelson E. Pharmacology of antidepressants. Mayo Clin Proc 2001;76:511-527

3.	Somaxon Pharmaceuticals, Inc. In vitro pharmacological profile of doxepin.... Data on file

4.	Roth T, Rogowski R, Hull S, et al. Efficacy and safety of doxepin 1, 3 and 6 mg...Sleep 2007;30: 1555-1561

5.	Edgar D, Dement W, Fuller C, Effect of SCN lesions...evidence for opponent processes in sleep-wake regulation. J Neurosci 1993;13:1065-79
The research reported here was supported by Somaxon Pharmaceuticals, Inc.

NR6-090
Long-term Efficacy and Safety of Doxepin 1 and 3 mg in
Elderly Subjects with Chronic Primary Insomnia
Thomas Roth,1 Mark Gotfried,2 Steven Hull,3 Bruce Corser,4Martin Scharf,5 William Orr,6 Venkata Buddharaju,7 Howard Schwartz,8 Philip Jochelson,9 Elizabeth Ludington,9 Roberta Rogowski9
1Henry Ford Sleep Disorders Center, 2Pulmonary Associates, 3Vince and Associates Clinical Research, 4Community Research Management Associates, 5Tri-State Sleep Disorders Center,
6Lynn Health Science Institute, 7Chicago Research Center, 8Miami Research Associates, 9Somaxon Pharmaceuticals
The following information concerns a use that has not been approved by the U.S. Food and Drug Administration.
ABSTRACT
Introduction: Efficacy and safety of doxepin (DXP), a selective H1 antagonist at the doses studied, were evaluated in elderly subjects with chronic primary insomnia.
Methods: Elderly subjects meeting DSM-IV-TR criteria for primary insomnia were randomized to 12 weeks of DXP 1 mg (N=77), 3 mg (N=82), or placebo (PBO; N=81). Efficacy was assessed in the sleep lab with polysomnography (PSG) and at home with an interactive voice response system (IVRS). Selected endpoints are reported corresponding to first and last assessment timepoints.
Results: DXP 3 mg demonstrated significant improvement on Night (N) 1 in wake time after sleep onset (WASO; p<0.0001), total sleep time (TST; p<0.0001), overall sleep efficiency (SE; p<0.0001), and SE in hour 8 (p<0.0001), all versus PBO. Improvements were sustained at N85 for all variables, with significance maintained for WASO, TST, and overall SE. DXP 3 mg significantly improved the IVRS variables latency to sleep onset (LSO; Weeks 1 and 12, p<0.05), TST (Weeks 1 and 12, p<0.01), and sleep quality (Weeks 1 and 12, p≤0.01). Several outcome-related parameters were also significantly improved, including the severity and improvement items of the Clinical Global Impression scale (CGI). Significant improvements were observed for DXP 1 mg for several measures and at several timepoints, including WASO, TST and overall SE. There was no significant next-day residual sedation and no reports of anticholinergic effects or memory impairment. Safety profiles were comparable between groups.
Conclusions: In this long-term study of elderly subjects with chronic primary insomnia, DXP administered nightly for 3 months resulted in significant and clinically meaningful improvements in sleep onset, sleep maintenance and early morning awakenings that were maintained after 3 months of treatment for most parameters. Both doses were well-tolerated, with no reports of amnesia or anticholinergic effects, and no next-day residual effects. These data suggest that DXP 1 mg and 3 mg are effective and well-tolerated in elderly subjects with chronic primary insomnia.
INTRODUCTION AND METHODS
Insomnia is often more prevalent and severe in the elderly, with increased rates of sleep maintenance impairment and difficulties with early morning awakenings.1 The elderly also appear to be more susceptible to developing chronic insomnia.2 Because of the extended duration of symptomatology, many elderly insomnia patients take sedative-hypnotics for longer periods of time than have been clinically evaluated and traditionally recommended.3 These findings underscore the need for more long-term insomnia therapeutic trials in the elderly.
DXP, a potent and selective H 1 antagonist at doses of 1 mg, 3 mg, and 6 mg,4,5 has demonstrated significant sleep promoting effects at these low doses.6 The present study evaluated the effects of DXP 1 mg and 3 mg in the longest placebo-controlled, PSG trial of an insomnia treatment in elderly subjects with chronic primary insomnia.
Objective and Study Design
This was a randomized, double-blind, placebo-controlled, parallel-group, long-term (3 months) trial designed to assess the efficacy and safety of DXP 1 mg and 3 mg in elderly subjects with chronic primary insomnia.
Subjects: Eligibility criteria in this trial of elderly subjects (≥65 years of age) included at least a 3-month history of primary insomnia, and self-reported symptomatology of ≥60 minutes of WASO, ≥30 minutes of LSO, and ≤6.5 hours of TST on at least 4 of 7 nights prior to PSG screening. PSG screening criteria included a mean wake time during sleep of ≥60 minutes on both PSG screening nights, a TST >240 minutes and ≤390 minutes on both nights, and a latency to persistent sleep (LPS) >10 minutes on both nights.
Assessment of Efficacy and Safety: At each study visit during the double-blind (DB) period, subjects underwent one night of 8-hour PSG recording (N1, N15, N29, N57 and N85); data from N1 and N85 are reported. The primary efficacy endpoint was WASO on N1. Other secondary efficacy variables included PSG assessments of TST, SE, wake time after sleep (WTAS), and sleep architecture. SE was assessed in the last quarter-of-the-night and by hour. Sleep efficacy also was assessed via IVRS for the variables LSO, subjective total sleep time (sTST) and sleep quality. IVRS data were available for a subset of subjects (62 PBO; 63 DXP 1 mg; 66 DXP 3 mg). For IVRS data, missing values at baseline were imputed using the overall mean value at baseline; data from Weeks 1 and 12 are reported. Global treatment outcome was assessed with the Clinical Global Impression scale (CGI-Severity and CGI-Improvement), the Patient Global Impression scale (PGI), and the Insomnia Severity Index (ISI); data after 2 weeks and after 12 weeks are reported. Safety assessments included vital signs, physical examinations, neurological exams, 12-lead electrocardiograms (ECGs), clinical laboratory data and evaluation of adverse events (AEs). Next-day residual effects were assessed using the Digit Symbol Substitution Test (DSST), the Symbol Copying Test (SCT), and a Visual Analog Scale (VAS) assessing sleepiness. A study schematic is provided in Figure 1.
Figure 1. Study Schematic
STATISTICS
Efficacy analyses other than for IVRS data were conducted using the Intent-to-Treat analysis set, which included all randomized subjects receiving at least one dose of DB study drug. Analysis of covariance methods were used to compare mean WASO values from N1 between PBO, DXP 1 mg, or DXP 3 mg, using a model that included main effects for treatment and study center with baseline WASO as a covariate. Each pairwise comparison of DXP to PBO was performed using a linear contrast. The same methods were used to analyze all other continuous efficacy variables. For LPS and LSO, data were analyzed using log-transformed values. Scores obtained from the CGI-Improvement scale and the PGI were assessed categorically. Comparison of each DXP group to placebo was conducted using the Cochran-Mantel-Haenszel chi-square (row mean score) test stratifying by center.

DEMOGRAPHICS AND DISPOSITION
A total of 240 subjects met eligibility criteria and were randomized into the study (81 PBO, 77 DXP 1 mg, and 82 DXP 3 mg), with 214 subjects (89%) completing the study. Early termination rates (Table 1) and baseline characteristics were comparable across treatment groups. The mean age was 71.4 years and the study included more women (65%) than men (35%). Subjects were Caucasian (80%), African American (9%), Hispanic (9%), and Other (2%).
EFFICACY RESULTS
Sleep Maintenance. WASO was significantly improved on N1 (primary endpoint) for DXP 1 mg and 3 mg (Figure 2). WASO also was significantly improved on N85 for DXP 1 mg and 3 mg. DXP 1 mg and 3 mg had significant improvement in other sleep maintenance measures at multiple timepoints, including TST, sTST (Figure 3), and SE overall.
Prevention of Early Morning Awakening. DXP 1 mg and 3 mg significantly improved several PSG measures associated with the prevention of early morning awakenings, including SE in the last quarter-of-the-night and SE in hour 8 (Figure 4). In general, improvements in sleep maintenance and prevention of early morning awakenings were significant for each DXP dose on N1 and N85, suggesting effects were maintained across the 3-month trial. Table 2 summarizes results from N1 and N85 for several variables.
Sleep Onset. LSO (IVRS) was significantly improved at Weeks 1 and 12 for DXP 3 mg, and at Week 12 for DXP 1 mg (Figure 5). LPS was not significantly improved at any timepoint.
Table 1. Summary of Subject Disposition with Key Reasons for Withdrawal

Disposition	Placebo		DXP 1 mg		DXP 3 mg
(Overall N=240)	(N=81)		(N=77)		(N=82)
Completed study	70	(86%)	70	(91%)	74	(90%)

Discontinued from Study	11	(14%)	7	(9%)	8	(10%)

Adverse Event	3	(4%)	1	(1%)	3	(4%)

Noncompliance	0	(0%)	3	(4%)	0	(0%)

Consent Withdrawn	6	(7%)	0	(0%)	2	(2%)

Note:	Disposition data were derived from data set including all randomized subjects who received DB study drug.
Figure 2. WASO at Baseline, Night 1 and Night 85
Figure 3. sTST at Baseline, Week 1 and Week 2
Figure 4. Sleep Efficiency % by Hour on Night 1
Table 2. Key Efficacy Results at Baseline, Night 1 and Night 85

		Baseline		Night 1			Night 85
		Mean	(SD)	Mean		(SD)	Mean		(SD)
WASO (min)	Placebo	119.5	(37.7)	108.9		(46.0)	109.2		(50.8)
	DXP1 mg	120.1	(35.0)	91.8	*	(47.1)	97.0	*	(44.2)
	DXP3 mg	117.9	(28.2)	74.5	*	(37.9)	75.7	*	(37.6)

SE% Overall	Placebo	66.8	(8.4)	70.8		(11.3)	71.6		(12.0)
	DXP1 mg	67.2	(8.3)	74.8	*	(11.1)	75.1	*	(9.8)
	DXP3 mg	68.1	(6.9)	79.8	*	(9.2)	77.9	*	(8.8)

SE% Last Quarter	Placebo	64.7	(17.0)	62.1		(24.3)	65.0		(25.7)
	DXP1 mg	64.4	(18.6)	72.5	*	(19.4)	69.4		(23.3)
	DXP3 mg	65.0	(15.3)	76.6	*	(16.7)	76.1	*	(17.8)

Note:	*denotes p<0.05 versus PBO; SD: standard deviation.
Figure 5. LSO at Baseline, Week 1 and Week 12
Sleep Quality. Sleep quality was significantly improved at Weeks 1 (p=0.0039) and 12 (p=0.0100) for DXP 3 mg, and at Week 12 (p=0.0107) for DXP 1 mg.
Sleep Architecture. Overall, sleep stages were not clinically altered compared to PBO. There were increases in the duration of Stage 2 sleep at N1 and N85, with no suppression of REM duration.
Global Insomnia Outcomes. The CGI-Severity (Figure 6) and CGI-Improvement scale scores were significantly improved after 2 weeks and after 12 weeks for DXP 3 mg, and after 12 weeks for DXP 1 mg. On the PGI, there were significant improvements in four of five items after 2 weeks for DXP 3 mg (all p-values <0.008). After 12 weeks there were significant improvements for both DXP groups compared with PBO on all five items of the PGI (Figure 7). The ISI was significantly improved after 2 weeks (p=0.0216) and after 12 weeks (p=0.0056) for DXP 3 mg.

Figure 6. CGI – Severity at Baseline, After 2 Weeks and After 12 Weeks
SAFETY
Rates of treatment-emergent AEs were comparable across groups (Table 3). The most common AE reported was headache, which occurred more frequently in the PBO group. Somnolence/sedation was the next highest reported AE, occurring more frequently in the PBO group compared with DXP 3 mg. There were no clinically relevant changes in laboratory parameters, vital signs, physical examinations, or ECGs. Additionally, there were no significant differences versus PBO in the parameters evaluating next-day residual effects (DSST, SCT, and VAS) at any timepoint during the 3-month trial. There was no evidence of weight gain across the trial, with minimal change in weight relative to baseline in any of the three groups (PBO=-0.3kg; DXP 1 mg=-0.5kg; DXP 3 mg=-0.1kg)
Figure 7. PGI Items After 12 Weeks
Table 3. Summary of Adverse Events Reported by >2% of
Subjects in Any Treatment Group

	Placebo	DXP 1 mg	DXP 3 mg
	(N=81)	(N=77)	(N=82)
OVERALL	52%	40%	38%
Headache	14%	3%	6%
Somnolence/Sedation	5%	5%	2%
Diarrhea	2%	3%	0%
Upper Respiratory Tract Infection	1%	3%	1%
Sinusitis	1%	4%	0%
Hypertension	0%	1%	4%
Gastroenteritis	0%	0%	4%

Note:	These data were derived from the safety analysis set, which included all randomized subjects who received DB study drug.
RESULTS SUMMARY
In this study:
•	DXP produced significant and clinically meaningful improvements in a variety of sleep measures in this the longest placebo-controlled, double-blind, PSG trial of an insomnia treatment in elderly subjects with chronic primary insomnia
–	DXP demonstrated significant improvements in sleep maintenance and duration parameters that persisted throughout the night

–	DXP demonstrated significant improvements in sleep onset (LSO) at Weeks 1 (3 mg only) and 12

–	DXP demonstrated efficacy in preventing early morning awakenings for multiple PSG variables, including SE in hour 8, and SE in the last quarter-of-the-night
•	The significant improvements in sleep onset, sleep maintenance and the prevention of early morning awakenings were sustained after 3 months of treatment for most parameters; there was no apparent evidence of tolerance to the sleep promoting effects
–	There was evidence of a dose-response relationship, with a more consistent and greater magnitude of effect for DXP 3 mg
•	DXP demonstrated improvements in both patient- and physician-based ratings of global insomnia outcome, which provided support for the sleep onset and sleep maintenance effects
–	Improvements in these measures were significant after 2 weeks and 12 weeks throughout the trial at the 3 mg dose and by the end of the trial at the 1 mg dose
•	There were no significant effects observed on next-day residual effects at any timepoint during the trial compared with PBO

•	In general, sleep stages were preserved, with no suppression of REM duration

•	DXP was well-tolerated with an overall incidence of AEs lower than placebo in this long-term trial
–	Discontinuation rates were low considering the duration of the trial, with lower rates overall in the two DXP groups versus PBO

–	There were no reports of complex sleep behaviors, memory impairment, or anticholinergic effects, and there was no evidence of weight gain
CONCLUSIONS
In this long-term study of elderly subjects with chronic primary insomnia, DXP administered nightly for 3 months resulted in significant and clinically meaningful improvements in sleep onset, sleep maintenance and early morning awakenings that were maintained after 3 months of treatment for most parameters. The efficacy in sleep maintenance and prevention of early morning awakenings in this study is noteworthy, given that these are the primary sleep complaints in the elderly. DXP also demonstrated improvements in both patient- and physician-based ratings of global insomnia outcome, with this representing the first evidence of significant improvement of CGI in a double-blind, PBO-controlled trial of primary insomnia. Rates of discontinuation across the 3-month trial were low. Both doses were well-tolerated, with no reports of complex sleep behaviors, amnesia or anticholinergic effects, and no significant next-day residual effects. These data suggest that DXP 1 mg and 3 mg are effective and well-tolerated in elderly subjects with chronic primary insomnia.
REFERENCES
1.	Foley DJ, Monjan AA, Brown SL, et al. Sleep complaints among elderly persons. . .Sleep 1995;18:425-32

2.	McCrae CS, Wilson NM, Durrence HH, et al. ‘Young old’ and ‘old old’ poor sleepers. . .J Psychosom Res 2003;54:11-19

3.	Kramer M. Hypnotic medication in the treatment of chronic insomnia. . .Sleep Med Rev 2000;4:529-541

4.	Richelson E. Pharmacology of antidepressants. Mayo Clin Proc 2001;76:511-527

5.	Somaxon Pharmaceuticals, Inc. In vitro pharmacological profile of doxepin. . .. Data on file

6.	Roth T, Rogowski R, Hull S, et al. Efficacy and safety of doxepin 1, 3 and 6 mg. . . Sleep 2007;30:1555-1561
The research reported here was supported by Somaxon Pharmaceuticals, Inc.

NR6-091
Efficacy and Safety of Doxepin 6 mg in a 4-week Outpatient Trial of Elderly Subjects with Primary Insomnia
Scott Segal, 1 Alan Lankford, 2 James Borders, 3 Don Anderson, 4 Martin Scharf, 5 Roberta Rogowski, 6 Elizabeth Ludington, 6 Philip Jochelson, 6 H. Heith Durrence, 6 Thomas Roth 7
1 Scientific Institute of Clinical Research, 2 Sleep Disorders Center of Georgia, 3 Central Kentucky Research Associates, 4 Anderson Clinical Research, 5 Tri-State Sleep Disorders Center, 6 Somaxon Pharmaceuticals, 7 Henry Ford Sleep Disorders Center
The following information concerns a use that has not been approved by the U.S.Food and Drug Administration.
 ABSTRACT
 Introduction: Efficacy and safety of doxepin (DXP), a selective H1 antagonist at the dose studied, were evaluated in elderly subjects with sleep maintenance insomnia.
 Methods: This was a double-blind, placebo-controlled outpatient trial. Elderly subjects meeting DSM-IV-TR criteria for primary insomnia were randomized to 4 weeks of nightly treatment with either DXP 6 mg (N=130) or placebo (PBO; N=125). Efficacy was assessed with patient-reports and clinician ratings. Patient-reported endpoints included total sleep time (sTST), wake after sleep onset (sWASO), latency to sleep onset (LSO), and Patient Global Impression scale (PGI). Primary analysis was sTST Week 1.
 Results: DXP 6 mg demonstrated significant improvement in sTST and sWASO at Week 1 (both p-values <0.0001) compared with PBO. These significant improvements were maintained at Weeks 2, 3 and 4 (all p-values <0.05). Though there were no statistically significant changes in LSO, a significantly higher proportion of patients in the DXP 6 mg group reported faster sleep onset (based on PGI) at Weeks 2, 3 and 4 (all p-values <0.05; Week 1 p=0.0564) compared with PBO. DXP 6 mg significantly improved sleep quality (Weeks 1, 3 and 4, p<0.05) and several outcome-related parameters, including the severity and improvement items of the Clinician Global Impression scale (CGI; Weeks 1 and 2) and the Insomnia Severity Index (ISI; Weeks 1-4), all versus PBO. There were no reports of anticholinergic effects (eg, dry mouth) or memory impairment. Safety profiles were comparable between groups.
 Conclusions: In elderly subjects with insomnia, DXP 6 mg produced significant improvements in sleep maintenance and duration that were sustained throughout the trial. Though LSO was not significantly improved versus PBO, significantly more patients taking DXP 6 mg reported faster sleep onset based on the PGI. These data suggest that DXP 6 mg is effective and well-tolerated in elderly subjects with chronic primary insomnia.
INTRODUCTION AND METHODS
Insomnia is often more prevalent and severe in the elderly, with increased rates of sleep maintenance impairment and difficulties with early morning awakenings.1 DXP, a potent and selective H1 antagonist at doses of 1 mg, 3 mg, and 6 mg,2,3 has demonstrated significant sleep promoting effects at these low doses.4 The present study evaluated the effects of DXP 6 mg in a 4-week outpatient trial of elderly adults with primary insomnia.
Objective and Study Design
This was a randomized, double-blind, placebo-controlled, parallel-group study designed to assess the efficacy and safety of DXP 6 mg in elderly adults with chronic primary insomnia across a 4-week treatment period.
Subjects: Subjects were elderly (≥65 years of age), with at least a 3-month history of primary insomnia, who reported experiencing ≥60 minutes of sWASO, ≥45 minutes of LSO, and ≤6.5 hours of sTST at least 4 nights per week. Subjects who met initial screening criteria were instructed to contact an Interactive Voice Response System (IVRS) each morning during the single-blind PBO lead-in period to determine eligibility. IVRS criteria required the subjects to have ≥60 minutes of sWASO, ≥30 minutes of LSO, and ≤6.5 hours of sTST at least 4 nights per week during the PBO lead-in period.
Assessment of Efficacy and Safety: During the double-blind (DB) treatment period, subjects made weekly visits to the study center for efficacy and safety assessments. Sleep efficacy was assessed daily via IVRS for the variables sTST, LSO, sWASO and sleep quality. Weekly values were obtained by averaging the available data from the previous week. The primary efficacy endpoint was sTST at Week 1. Global treatment outcome was assessed with the CGI scale (CGI-Severity and CGI-Improvement), the PGI, and the ISI. Safety assessments included vital signs, physical and neurological exams, 12-lead electrocardiograms (ECGs), clinical laboratory evaluations, and assessments of adverse events (AEs). A study schematic is provided in Figure 1.
Figure 1. Study Schematic

STATISTICS
Efficacy analyses were conducted using the Intent-to-Treat (ITT) analysis set, which included all randomized subjects receiving at least one dose of DB study drug. A total of 254 of the 255 randomized subjects were included in the ITT set; one randomized subject did not receive DB study drug and was not included. Analysis of covariance methods were used to compare mean sTST values from Week 1 between PBO and DXP 6 mg using a model that included main effects for treatment and study center with baseline sTST as a covariate. The same methods were used to analyze all other continuous efficacy variables at all timepoints. LSO data were analyzed using log-transformed values. Scores obtained from the CGI-Improvement scale and the PGI were assessed categorically. Comparison of DXP 6 mg to PBO was conducted using the Cochran-Mantel-Haenszel chi-square (row mean score) test stratifying by center.
DEMOGRAPHICS AND DISPOSITION
A total of 255 subjects met eligibility criteria and were randomized into the study (125 PBO, 130 DXP 6 mg), with 237 subjects (93%) completing the study. Early termination rates (Table 1) and baseline characteristics were comparable across treatment groups. The mean age was 72.5 years and the study included more women (65%) than men (35%). Subjects were Caucasian (87%), African American (7%), Hispanic (3%), and Other (3%).
Table 1. Summary of Subject Disposition with Key Reasons for Withdrawal

Disposition	Placebo		DXP 6 mg
(Overall N=255)	(N=125)		(N=130)

Completed study	113	(90%)	124	(95%)
Discontinued from Study	12	(10%)	6	(5%)
Adverse Event	1	(1%)	1	(1%)
Noncompliance	2	(2%)	0	(0%)
Consent Withdrawn	8	(6%)	4	(3%)

Note: Disposition data were derived from data set including all randomized subjects.
EFFICACY RESULTS
Sleep Maintenance and Duration. sTST was significantly improved at Week 1 (primary endpoint), and at Weeks 2, 3 and 4 for DXP 6 mg (Figure 2). sWASO was significantly improved at all 4 weeks for DXP 6 mg (Figure 3).
Sleep Onset. Though LSO was decreased relative to baseline across the study, it was not significantly different at any timepoint versus PBO. There was a significantly greater percentage of subjects who indicated on the PGI that study drug helped them fall asleep faster at Weeks 2, 3 and 4, with a trend towards significance at Week 1 (Figure 4). In general, the improvements in all IVRS sleep data were sustained across the 4-week trial (Figure 5).
Figure 2. sTST Change from Mean Baseline
Figure 3. sWASO Change from Mean Baseline
Figure 4. % of Subjects on the Patient Global Impression (PGI) Scale Indicating Less Time to Fall Asleep
Figure 5. Change from Mean Baseline in sTST, LSO and sWASO for DXP 6 mg

Sleep Quality. Sleep quality was significantly improved at Weeks 1, 3 and 4 for DXP 6 mg, with a trend towards significance at Week 2 (p=0.0511).
Global Insomnia Outcomes. The CGI-Severity and CGI-Improvement scale scores were significantly improved at Weeks 1 and 2 for DXP 6 mg. Week 3 and Week 4 scores on both CGI scales were improved from baseline, but were not statistically significant. On the PGI, there were significant improvements for the majority of the five therapeutic effect items at each visit, with significant improvement in four of five items by the final study visit for DXP 6 mg (Figure 6). The ISI was significantly improved for DXP 6 mg at all four weeks (all p-values <0.02). Table 2 summarizes results from Week 1 for several variables.
Figure 6.Patient Global Impression (PGI) Scale Items at Final Study Visit
Table 2. Selected Sleep and Global Insomnia Outcomes Parameters at Week 1

		Placebo		DXP 6 mg
		(N=124)		(N=130)
sTST:	Mean (SD)	316.7	(56.2)	335.2 (61.2)
	p-value			p<0.0001
sWASO:	Mean (SD)	97.4	(50.2)	79.1 (49.0)
	p-value			p<0.0001

Sleep Quality:	Mean (SD)	-0.3	(1.0)	0.2 (1.0)
	p-value			p<0.0001
CGI-Severity:	Mean (SD)	4.3	(0.9)	4.0 (1.1)
	p-value			p=0.0278
CGI-Improvement:	Mean (SD)	3.4	(0.9)	3.0 (1.1)
	p-value			p=0.0001

Insomnia Severity Scale:	Mean (SD)	15.8	(4.6)	14.0 (4.9)
	p-value			p<0.0001

Note: SD: standard deviation; sleep quality scale from -3 to 3; -3=extremely poor, 3=excellent; CGI-Severity scale from 1 to 7; 1=normal, not at all ill, 7=extremely severe; CGI-Improvement scale from 1 to 7; 1=marked improvement, 7=marked worsening.
SAFETY
Rates of treatment-emergent AEs were comparable between groups. The only AEs reported by >2% of subjects were somnolence/sedation and headache (Table 3). There were no clinically relevant changes in laboratory parameters, vital signs, physical examinations, or ECGs. There was no evidence of weight gain across the 4-weeks of treatment.
Table 3. Summary of Adverse Events Reported by >2% of Subjects in Any Treatment Group

	Placebo	DXP 6 mg
	(N=124)	(N=130)

OVERALL	27%	31%
Somnolence/Sedation	3%	9%
Headache	4%	0%

Note: These data were derived from the safety analysis set, which is defined as all randomized subjects who received DB study drug.

RESULTS SUMMARY

In this 4-week outpatient trial of elderly subjects with chronic primary insomnia:
•	DXP produced significant improvements in multiple subjective sleep measures
–	DXP 6 mg demonstrated significant improvements on measures of sleep maintenance and sleep duration

–	Significantly more subjects taking DXP 6 mg indicated that study drug helped them fall asleep faster based on the PGI (Weeks 2, 3 and 4)
•	The reductions in sleep onset and improvements in sleep maintenance observed at Week 1 were also observed at Week 4
–	There was no evidence of tolerance to the sleep promoting effects
•	DXP 6 mg demonstrated improvement in both patient- and clinician-based ratings of global insomnia outcome
–	Improvements were significant for the majority of the therapeutic effect items on the PGI at each visit

–	After 4 weeks of therapy, all five therapeutic effect items of the PGI were improved, with 4 being significantly improved, including those assessing sleep onset and sleep maintenance
•	DXP 6 mg was well-tolerated with an incidence of AEs comparable to placebo
–	There were no reports of complex sleep behaviors, memory impairment, or anticholinergic effects, and no evidence of weight gain
CONCLUSIONS
In this study of elderly subjects with insomnia, treatment with DXP administered nightly for 4 weeks resulted in significant improvements in sleep maintenance and sleep duration that were sustained throughout the trial. Although LSO was not significantly improved versus PBO, significantly more subjects taking DXP 6 mg reported faster sleep onset based on the PGI. DXP 6 mg was well-tolerated, with no reports of complex sleep behaviors, amnesia or anticholinergic effects. These data suggest that DXP 6 mg is effective and well-tolerated in elderly subjects with chronic primary insomnia.
REFERENCES
1.	Foley DJ, Monjan AA, Brown SL, et al. Sleep complaints among elderly persons...Sleep 1995;18:425-32

2.	Richelson E. Pharmacology of antidepressants. Mayo Clin Proc 2001;76.511-527

3.	Somaxon Pharmaceuticals, Inc. In vitro pharmacological profile of doxepin.... Data on file

4.	Roth T, Rogowski R, Hull S, et al. Efficacy and safety of doxepin 1, 3 and 6 mg...Sleep 2007;30: 1555-1561
The research reported here was supported by Somaxon Pharmaceuticals, Inc.